Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations 708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2015 Results

HIGHLIGHTS

•	TreeHouse delivers third quarter adjusted earnings per share of $0.86

•	Net sales increased to $798.6 million

•	Third quarter adjusted EBITDA decreased 3.6% from 2014 due to competitive pressures

•	TreeHouse reaffirms full year earnings per share guidance of $3.00-$3.15

Oak Brook, IL, November 5, 2015 — TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter earnings of $0.65 per fully diluted share compared to $0.47 per fully diluted share reported for the third quarter of last year. The Company reported adjusted earnings per share in the third quarter of $0.86 compared to $0.89 in the third quarter of the prior year, excluding the items described below.

The Company’s 2015 third quarter results included three items noted below that, in management’s judgment, affect the assessment of earnings. The first item is a $0.13 per share loss on the foreign currency re-measurement of intercompany notes. The second item is a $0.05 per share expense for acquisition, integration and related costs. The final item is a $0.03 per share loss on non-cash mark-to-market adjustments.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2015	2014	2015	2014

	(unaudited)		(unaudited)

Diluted EPS as reported	$0.65	$0.47	$1.78	$1.43
Foreign currency loss on re-measurement of intercompany notes	0.13	0.11	0.25	0.08
Acquisition, integration and related costs	0.05	0.31	0.08	0.58
Mark-to-market adjustments	0.03	—	(0.01)	—
Restructuring/facility consolidation costs	—	—	0.01	0.02
Debt refinancing costs	—	—	—	0.41

Adjusted EPS	$0.86	$0.89	$2.11	$2.52

“Third quarter volume/mix declined 4.3% on an organic basis, driven by lower volumes in most categories. Once again, we faced a difficult comparison to 2014 when we posted organic volume/mix growth in last year’s third quarter of approximately 4%. We continue to be encouraged by the margin progression we are seeing in our legacy product categories. Excluding coffee, we delivered year-over-year margin expansion of 70 basis points, as we carry out our internal efficiency initiatives and maintain focus on our cost structure,” said Sam K. Reed, Chairman, President and Chief Executive Officer.

“We made excellent progress at Flagstone Foods in the quarter and are encouraged by the outlook for the remainder of the year. Additionally, while challenges in single serve beverages continue, the category appears to have stabilized. Despite the difficult third quarter, we are seeing some very positive developments as we head into the fourth quarter. In particular, we are continuing to land new customers and we are now seeing nice volume growth,” continued Mr. Reed.

Adjusted earnings before interest, taxes, depreciation, amortization, and non-cash stock based compensation, or Adjusted EBITDA (a reconciliation to net income, the most directly comparable GAAP (generally accepted accounting principles in the United States) measure, appears on the attached schedule), was $99.8 million in the third quarter of 2015, a 3.6% decrease compared to the prior year. Adjusted EBITDA was lower this quarter due to competitive pressures in most categories (led by single serve hot beverages) and unfavorable foreign exchange.

Net sales for the third quarter totaled $798.6 million compared to $795.7 million last year, an increase of 0.4%, due to sales from acquisitions as an additional month of Flagstone results were in the third quarter of 2015 and not in 2014. Partially offsetting the increase in net sales was unfavorable volume/mix, foreign exchange and lower pricing. Compared to the third quarter of last year, sales in the third quarter of 2015 for the North American Retail Grocery segment increased 0.9%, sales for the Food Away From Home segment decreased 4.1% and sales for the Industrial and Export segment increased 1.5%.

Reported gross margins were flat at 19.9% in the third quarter this year compared to the third quarter of last year. In the third quarter of 2014, cost of sales included $9.6 million of acquisition and integration related costs. These costs were insignificant in the third quarter of 2015. After considering these items, gross margins decreased 120 basis points year-over-year due to the impact of a shift in legacy sales mix to lower margin products, reduced profitability associated with single serve hot beverages, unfavorable exchange rates on raw material purchases by the Company’s Canadian operations, lower margin sales from recent acquisitions and reduced pricing. These items more than offset gains from operational efficiencies and favorable input costs.

Selling, distribution, general and administrative expenses decreased $14.1 million in the third quarter of 2015, or 14.7%, to $81.4 million. As a percentage of net sales, these costs decreased from 12.0% in the third quarter of 2014, to 10.2% in the third quarter of 2015. Included in selling, distribution, general and administrative expenses are approximately $3.0 million and $8.9 million of acquisition and integration costs for the third quarter of 2015 and 2014, respectively. After considering the net decrease of acquisition and integration costs, selling, distribution, general and administrative expenses as a percent of net sales decreased 110 basis points from last year, due to reduced incentive compensation and other cost saving initiatives.

Amortization expense decreased slightly to $14.9 million in the third quarter of 2015, compared to $15.0 million in 2014, as the impact of a full quarter of amortization in 2015 from the Flagstone acquisition was offset by other intangible assets being fully amortized.

Other expense was $22.0 million for the third quarter of 2015, an increase of $4.8 million from $17.2 million in the same period last year. Net interest expense increased in the third quarter of 2015 resulting from an increase in average interest rates compared to the prior year. Loss on foreign currency exchange increased due to changes in U.S. and Canadian exchange rates. Additionally, other expense (income), net increased due to non-cash mark-to-market losses on derivative contracts in the third quarter of 2015 compared to gains in the third quarter of 2014.

Income tax expense increased in the third quarter to $11.8 million. The Company’s third quarter effective income tax rate decreased to 29.4% from the 2014 third quarter rate of 35.4% due to acquisition related expenses incurred in the third quarter of 2014 that were not deductible for tax purposes and a decrease in state tax expense.

Net income for the third quarter of 2015 totaled $28.4 million compared to $19.9 million in the previous year.

Fully diluted shares outstanding for the third quarter of 2015 increased to approximately 43.7 million shares compared to 42.0 million shares in the third quarter of 2014, primarily as a result of the equity offering completed on July 22, 2014, which financed, in part, the Flagstone acquisition.

SEGMENT RESULTS

The Company has three reportable segments:

1.	North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada. These products include non-dairy powdered creamers; sweeteners; condensed, ready to serve and powdered soups, broths and gravies; refrigerated and shelf stable salad dressings and sauces; pickles and related products; Mexican and other sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; single serve hot beverages; specialty teas; hot and cold cereals; baking and mix powders; macaroni and cheese; skillet dinners; and snack nuts, trail mixes, dried fruit and other wholesome snacks.

2.	Food Away From Home – This segment sells non-dairy powdered creamers; sweeteners; pickles and related products; Mexican and other sauces; refrigerated and shelf stable dressings; aseptic products; hot cereals; powdered drinks; and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export – This segment includes the Company’s co-pack business and sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers. This segment sells non-dairy powdered creamer; baking and mix powders; pickles and related products; refrigerated and shelf stable salad dressings; Mexican sauces; aseptic products; soup and infant feeding products; hot cereals; powdered drinks; single serve hot beverages; specialty teas; and nuts. Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and also deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses. Indirect sales and administrative expenses, including restructuring charges and other corporate costs, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the third quarter of 2015 increased 0.9% to $597.8 million from $592.4 million during the same quarter of the previous year, driven by a 9.9% increase from acquisitions, partially offset by a 6.5% decrease in volume/mix and a 2.5% unfavorable impact from foreign exchange. During the third quarter, the Company experienced lower volumes from competitive pressures in a majority of its categories, led by single serve beverages, resulting in a negative volume/mix. Direct operating income margin in the third quarter increased to 14.0% in 2015 from 13.9% in 2014. Included in third quarter 2014 results was $8.8 million of acquisition and integration costs. These costs were insignificant in the third quarter of 2015. After considering these costs, direct operating income margin would have decreased 140 basis points due to a shift in sales mix to lower margin products, reduced profitability associated with single serve hot beverages, and the impact of unfavorable foreign exchange.

Food Away From Home net sales for the third quarter of 2015 decreased 4.1% to $94.6 million from $98.7 million during the same quarter of the previous year, primarily due to volume/mix decreases of 2.9% and the unfavorable impact of foreign exchange, partially offset by increased pricing. The Company posted a volume increase in the quarter in the Mexican and pasta sauces category that was more than offset by reductions in volumes of most other categories, reflecting increased competition. Direct operating income margin in the third quarter increased to 13.6% in 2015 from 12.5% in 2014 due to favorable input costs.

Industrial and Export net sales for the third quarter increased 1.5% to $106.3 million from $104.7 million during the same quarter last year, largely driven by a 7.2% increase in volume/mix, partially offset by unfavorable foreign exchange and reduced pricing. The volume/mix increase was primarily driven by the pickles and infant feeding products, while beverages (primarily single serve hot beverages) and soup products showed volume/mix declines. Direct operating income margin in the third quarter decreased to 15.2% in 2015, from 16.0% in 2014. Included in the third quarter of 2014 were $0.4 million of acquisition and integration costs that did not recur in 2015. After considering the decline in acquisition and integration costs year-over-year, direct operating income margin decreased 110 basis points from last year, primarily due to a shift in sales mix resulting from competitive pressures, primarily in single serve hot beverages.

OUTLOOK

“Today we are reaffirming our full year adjusted earnings per share guidance of $3.00 to $3.15,” said Mr. Reed.

“We see tremendous opportunity as we approach next year, as we integrate and welcome the ConAgra private brands business to TreeHouse. We are creating a company with nearly $7 billion in revenue and approximately $700 million in EBITDA, whose size and scale will be unmatched in the private label food and beverage space. Along the way, we will remain steadfast to our mission to support our customers in their efforts to build their corporate brands and delight consumers by delivering value without compromise,” Mr. Reed said.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the chart included earlier in this press release. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. Adjusted EBITDA represents adjusted net income before interest expense, income tax expense, depreciation and amortization expense, and non-cash stock based compensation expense. Adjusted EBITDA is a performance measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between reported net income for the three and nine month periods ended September 30, 2015 and 2014 calculated according to GAAP and Adjusted EBITDA is attached. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s third quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a manufacturer of packaged foods and beverages with 24 manufacturing facilities across the United States and Canada that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture a variety of shelf stable, refrigerated and fresh products, including pickles, soups, snacks, salad dressings, sauces, dry dinners, hot cereals, single serve hot beverages and beverage enhancers. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2014, and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2015	2014	2015	2014

	(unaudited)		(unaudited)

Net sales	$798,638	$795,726	$2,340,991	$2,042,589
Cost of sales	639,941	637,138	1,878,486	1,615,333

Gross profit	158,697	158,588	462,505	427,256
Operating expenses:
Selling and distribution	44,887	47,631	133,482	125,242
General and administrative	36,535	47,864	119,302	122,242
Other operating expense, net	154	170	504	1,408
Amortization expense	14,893	14,958	45,772	35,524

Total operating expenses	96,469	110,623	299,060	284,416

Operating income	62,228	47,965	163,445	142,840
Other expense (income):
Interest expense	10,914	10,102	33,978	29,976
Interest income	(265)	(113)	(2,228)	(694)
Loss on foreign currency exchange	9,226	8,004	18,226	6,856
Loss on extinguishment of debt	—	75	—	22,019
Other expense (income), net	2,078	(898)	(394)	105

Total other expense	21,953	17,170	49,582	58,262

Income before income taxes	40,275	30,795	113,863	84,578
Income taxes	11,834	10,913	36,208	28,615

Net income	$28,441	$19,882	$77,655	$55,963

Weighted average common shares:
Basic	43,168	41,099	43,004	38,272
Diluted	43,721	42,002	43,672	39,259

Net earnings per common share:
Basic	$0.66	$0.48	$1.81	$1.46
Diluted	$0.65	$0.47	$1.78	$1.43

Supplemental Information:
Depreciation and Amortization	$30,165	$30,268	$91,932	$82,925
Stock-based compensation expense, before tax	$5,040	$7,403	$15,503	$17,102

Segment Information:
North American Retail Grocery
Net Sales	$597,775	$592,359	$1,768,938	$1,489,014
Direct Operating Income	$83,864	$82,404	$242,220	$230,901
Direct Operating Income Percent	14.0%	13.9%	13.7%	15.5%

Food Away From Home
Net Sales	$94,601	$98,673	$280,726	$284,633
Direct Operating Income	$12,892	$12,293	$39,454	$33,837
Direct Operating Income Percent	13.6%	12.5%	14.1%	11.9%

Industrial and Export
Net Sales	$106,262	$104,694	$291,327	$268,942
Direct Operating Income	$16,108	$16,713	$51,727	$45,546
Direct Operating Income Percent	15.2%	16.0%	17.8%	16.9%

The following table reconciles the Company’s net income to Adjusted EBITDA for the three and nine months ended September 30, 2015 and 2014:

TREEHOUSE FOODS, INC.

RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2015	2014	2015	2014

	(unaudited)		(unaudited)

Net income as reported	$28,441	$19,882	$77,655	$55,963
Interest expense	10,914	10,102	33,978	29,976
Interest income	(265)	(113)	(2,228)	(694)
Income taxes	11,834	10,913	36,208	28,615
Depreciation and amortization (1)	30,165	29,977	91,847	78,908
Stock-based compensation expense	5,040	7,403	15,503	17,102
Foreign currency loss on re-measurement of intercompany notes (2)	8,508	6,684	16,850	5,283
Mark-to-market adjustments (3)	2,017	(114)	(378)	(90)
Acquisition, integration and related costs (4)	3,003	18,505	4,991	32,646
Debt refinancing costs (5)	—	75	—	22,189
Restructuring/facility consolidation costs (6)	154	170	504	1,408

Adjusted EBITDA	$99,811	$103,484	$274,930	$271,306

		Location in Condensed Consolidated	Three Months Ended		Nine Months Ended
		Statements of Income	September 30		September 30

			2015	2014	2015	2014

			(unaudited)		(unaudited)

(1)	Depreciation and amortization included in acquisition, integration and related costs	General and administrative	$—	$—	$85	$—
		Cost of sales	—	291	—	4,017

(2)	Foreign currency loss on re-measurement of intercompany notes	Loss on foreign currency exchange	8,508	6,684	16,850	5,283

(3)	Mark-to-market adjustments	Other expense (income), net	2,017	(114)	(378)	(90)

(4)	Acquisition, integration and related costs	General and administrative	2,962	8,902	4,223	17,229
		Cost of sales	41	9,566	698	15,272
		Selling and distribution	—	37	41	106
		Other expense (income), net	—	—	29	39

(5)	Debt refinancing costs	Loss on extinguishment of debt	—	75	—	22,019
		General and administrative	—	—	—	170

(6)	Restructuring/facility consolidation costs	Other operating expense, net	154	170	504	1,408

The following table presents the Company’s change in net sales by segment for the three and nine months ended September 30, 2015 vs. 2014:

Three months ended September 30, 2015:

	North American	Food Away	Industrial
	Retail Grocery	From Home	and Export
	(unaudited)	(unaudited)	(unaudited)

Volume/mix	(6.5)%	(2.9)%	7.2%
Pricing	—	0.4	(1.6)
Acquisition	9.9	—	—
Foreign currency	(2.5)	(1.6)	(4.1)

Total change in net sales	0.9%	(4.1)%	1.5%

Nine months ended September 30, 2015:

	North American	Food Away	Industrial
	Retail Grocery	From Home	and Export
	(unaudited)	(unaudited)	(unaudited)

Volume/mix	(4.9)%	0.4%	4.5%
Pricing	(0.5)	(0.5)	(1.6)
Acquisition	26.4	0.1	7.7
Foreign currency	(2.2)	(1.4)	(2.3)

Total change in net sales	18.8%	(1.4)%	8.3%